For more information contact:

David C. Burney, Chief Financial Officer

Phone: (716) 805-1599, ext. 159

Fax: (716) 805-1286

Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Sales of $42.9 million and Net Income of $4.7 million in First Quarter 2007

•	Gross margin improves to 27.2%

•	Strong demand continues from commercial transport and business jet markets

EAST AURORA, NY, May 8, 2007 – Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, electrical generation, control and distribution systems for the global aerospace industry, today reported sales of $42.9 million for the 2007 first quarter which ended March 31, a 70% increase compared with sales of $25.3 million in the same period last year. Net income for the first quarter of 2007 was $4.7 million, or $0.56 per diluted share, compared with $1.3 million, or $0.16 per diluted share, in the first quarter of 2006.

The sales growth was driven by demand for the Company’s cabin electronics products, primarily supplied to the worldwide commercial transport market, and growth from the business jet market as several new aircraft platforms entered production during the last six months. Sales for the cabin electronics product line, which provide a power source for in-flight entertainment systems and in-seat power for personal electronic devices, were $22.5 million, a 161% increase from $8.6 million in the first quarter of 2006. Sales to the business jet market increased 59% to $7.8 million from $4.9 million last year. These increases were partially offset by decreased sales to the military market of about $900 thousand as spare parts orders slowed as compared with the same period last year.

Peter J. Gundermann, President and CEO of Astronics Corp. commented, “As anticipated, we had a very strong first quarter from both a sales and earnings perspective. We continue to see robust demand in all areas of the aerospace industry. Orders from the airlines around the world remain at a solid, strong pace as they upgrade their fleets to enhance their passengers’ experience by offering in-seat power and in-flight entertainment systems. Additionally, we have several new business jet programs ramping up this year. The balance of the year should prove to be very exciting for Astronics. At this early point in the year, we are not making any changes to our revenue expectations for the year. Our revenue guidance remains at $135 to $140 million.”

He continued, “Because our revenue spiked as expected during the first quarter and was relatively low in the fourth quarter of last year, it may be useful to look at those two periods in combination.  This normalizes revenue somewhat relative to costs and smoothes out the impact of the revenue recognition accounting change we announced earlier this year, which helped boost our results in the first quarter at the expense of the fourth.   As I mentioned previously, we expect a strong year, but do not expect our revenue for the next three quarters to maintain the pace we saw in the first quarter.”

Gross margin for the first quarter was 27.2%, an improvement of 5.8 percentage points from a gross margin of 21.4% in the same period the prior year. The improved margin for the first quarter of 2007 when compared with the first quarter of 2006 was a result of the leverage provided by the sales increase offset by a $1.0 million increase of engineering and development costs.

Selling, general and administrative (SG&A) expenses were $4.3 million for the first quarter of 2007, up from $3.0 million in the same period the prior year. As a percentage of sales, SG&A for the quarter declined to 10.0% compared with 12.0% in the same period the prior year. Higher labor costs and increased audit and professional fees contributed to the increase compared with the same period last year.

Outlook

Bookings for the first quarter of 2007 were $40.4 million compared with $23.9 million in the first quarter of 2006 and steady with bookings in the fourth quarter of 2006. Backlog at the end of the first quarter was $97.0 million, compared with $94.7 million and $99.5 million at the end of the first and fourth quarters of 2006, respectively.

Mr. Gundermann concluded, “The industry is interested in both the power and lighting products we have to offer, and we are focused on maximizing the extensive sales opportunities that are available to us right now. Our investment in development programs over the years is what has led to our current success. We continue to constantly assess development opportunities as they become available and invest in those that we believe are long-term winners and offer the most potential.”

First Quarter 2007 Webcast and Conference Call

The Company will host a teleconference at 3 p.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed the following ways:

•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (973) 935-2970 approximately 5 — 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (973) 341-3080, and entering the pin number, 8661397.

The telephonic replay will be available from 6 p.m. ET the day of the call through 11:59 p.m. ET May 15, 2007.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a trusted leader in innovative, high performance lighting, electrical generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended
	3/31/2007	4/1/2006
Sales	$42,875	$25,263
Cost of products sold	31,225	19,851
Gross margin	27.2%	21.4%
Selling general and administrative	4,276	3,019

Income from operations	7,374	2,393
Operating margin	17.2%	9.5%
Interest expense, net	296	199
Other (income) expense	(8)	(12)

Income before tax	7,086	2,206
Income taxes	2,391	888

Net Income	$4,695	$1,318
Basic earnings per share:	$0.58	$0.17
Diluted earnings per share:	$0.56	$0.16
Weighted average diluted shares outstanding	8,454	8,143
Capital Expenditures	$3,045	$645
Depreciation and Amortization	$770	$623

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	3/31/2007	12/31/2006
ASSETS:
Cash and cash equivalents	$346	$222
Accounts receivable	24,663	17,165
Inventories	32,976	31,570
Other current assets	2,793	2,699
Property, plant and equipment, net	25,841	23,436
Other assets	7,443	7,446

Total Assets	$94,062	$82,538

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$926	$923
Note payable	14,500	8,100
Accounts payable and accrued expenses	24,993	25,196
Long-term debt	9,404	9,426
Other liabilities	7,587	7,545
Shareholders’ equity	36,652	31,348

Total liabilities and shareholders’ equity	$94,062	$82,538

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2006					2007
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Twelve Months	Q1 2007
	4/1/06	7/1/06	9/30/06	12/31/06	12/31/06	3/31/07

Sales	$25,263	$28,832	$27,752	$28,920	$110,767	$42,875
Net Income	$1,318	$1,963	$1,648	$807	$5,736	$4,695
Bookings	$23,850	$23,929	$25,985	$40,411	$114,175	$40,351
Backlog	$94,706	$89,803	$88,036	$99,527	$99,527	$97,003
Book:Bill	0.94	0.83	0.94	1.40	1.03	0.94

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended
	3/31/2007	4/1/2006	% change	2007 YTD %
Military	$6,198	$7,141	-13%	14%
Commercial Transport	28,600	12,781	124%	67%
Business Jet	7,752	4,881	59%	18%
Other	325	460	-29%	1%

Total	$42,875	$25,263	70%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended
	3/31/2007	4/1/2006	% change	2007 YTD %
Cabin Electronics	$22,532	$8,629	161%	52%
Cockpit Lighting	8,074	8,073	0%	19%
Airframe Power	7,620	4,166	83%	18%
Exterior Lighting	2,255	1,750	29%	5%
Cabin Lighting	2,069	2,185	-5%	5%
Other	325	460	-29%	1%

Total	$42,875	$25,263	70%	100%